FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-283510-02

NEW ISSUE CMBS:	approx. $537.983mm MSBAM 2025-C35

CO-LEAD MANAGERS & BOOKRUNNERS:	BofA Securities, Morgan Stanley and Citigroup
CO-MANAGERS:	Academy Securities, Inc. and Drexel Hamilton

PUBLICLY OFFERED CERTIFICATES

CLASS	Fitch/Moody’s/KBRA	SIZE($MM)	WAL(YRS)	CE%	WINDOW	DY%	LTV%	Spread(J+)	Coupon	Yield $price
A-1	AAAsf/Aaa(sf)/AAA(sf)	$9.904	2.80	30.000%	1-60	20.0%	38.1%	AUCTION
A-SB	AAAsf/Aaa(sf)/AAA(sf)	$12.144	7.22	30.000%	60-110	20.0%	38.1%	N/A
A-4	AAAsf/Aaa(sf)/AAA(sf)	96.000	9.464	30.000%	*	20.0%	38.1%+85	5.32800	5.22277	100.9972
A-5	AAAsf/Aaa(sf)/AAA(sf)	287.201	9.790	30.000%	*	20.0%	38.1%+87	5.63300	5.26987	102.9963
A-S	AAAsf/Aa2(sf)/AAA(sf)	$65.129	9.92	18.750%	119-119	17.2%	44.3%+120	5.97000	5.61077	102.9949
B	AA-sf/NR/AA(sf)	$28.223	9.92	13.875%	119-119	16.3%	46.9%+145	6.22000	5.86077	102.9936
C	A-sf/NR/A-(sf)	$22.433	9.92	10.000%	119-119	15.6%	49.0%+185	6.34900	6.26077	100.9993

* Sizes subject to change as detailed in the attached Term Sheet. Range of possible available sizes below:

	Range of Initial available Principal Balance	Range of WAL (Yrs)	Range of Prin Win
A-4	$0 - $169,487,000	NAP – 9.55	NAP / 110 – 117
A-5	$213,714,000 - $383,201,000	9.71 – 9.83	110 – 119 / 117 – 119

POOL BALANCE:	$597,759,423
NUMBER OF LOANS/PROPERTIES:	40/65
WA MORTGAGE INT. RATE:	6.5213%
WA CUT-OFF LTV:	54.5%
WA UW NCF DSCR:	1.94x
WA UW NOI DEBT YLD:	14.0%
WA ORIG TERM TO MATURITY:	120
TEN LARGEST LOANS:	61.1%
LOAN SELLERS:	BANA(12.7%), AREF2(29.8%), MSMCH(24.3%), CREFI(21.5%), SMC (2.8%), BANA/MSMCH (8.8%)
TOP 5 STATES:	NY(17.3%),MA(10.0%),MD(8.8%),CA(7.2%),PA(7.0%)
TOP 5 PROPERTY TYPES:	OF(22.3%),RT(19.4%),MU(18.5%),HS(15.3%),OTHER(9.9%)

RISK RETENTION	Eligible vertical and horizontal interest ("L")

MASTER SERVICER:	Midland
SPECIAL SERVICER:	Argentic
TRUSTEE:	ComputerShare
CERT ADMIN:	ComputerShare
TRUST ADVISOR:	Park Bridge
INITIAL CONTROLLING CLASS REP:	Argentic Securities Income USA 2 LLC or an affiliate thereof
Documents and Expected Timing:
Attached:	TERM SHEET, ANNEX A-1, PRELIM PROSPECTUS

SETTLEMENT:	On or about August 14

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS COMMUNICATION IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THIS OFFERING AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.